UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 12, 2016

Date of Report (Date of earliest event reported)

Commission File No. 1-34795

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0786033
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

8005 S.W. BOECKMAN ROAD

WILSONVILLE, OR 97070-7777

(Address of principal executive offices, zip code)

(503) 685-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On November 12, 2016, Mentor Graphics Corporation, an Oregon corporation (the “Company”), Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the time the Merger becomes effective (the “Effective Time”), each outstanding share of common stock, without par value, of the Company (“Company Stock”), other than shares of Company Stock owned by Parent, Merger Subsidiary or the Company, will be cancelled and converted into the right to receive cash, without interest, in the amount of $37.25 (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (a) each outstanding option with an exercise price that is less than the Merger Consideration, whether vested or unvested, will be canceled in exchange for the right to receive a payment in cash equal to the product of the number of shares subject to such option and the excess of the Merger Consideration over the exercise price of such option, (b) each outstanding option with an exercise price that is greater than or equal to the Merger Consideration, whether vested or unvested, will be canceled without payment and (c) each outstanding award of restricted stock units with respect to shares granted under a Company Stock Plan (as such term is defined in the Merger Agreement) (each, a “Company RSU”), whether vested or unvested, will be canceled in exchange for the right to receive a payment in cash equal to the product of the number of shares subject to such Company RSU and the Merger Consideration (with the total number of shares subject to Company RSUs that are subject to performance-based vesting (each, a “Company PSU”) to be determined as the greater of 100% of the target number of shares subject to such Company PSU and the number eligible to be paid based on actual performance through the closing of the Merger).

The Board of Directors of the Company (the “Board”) has approved the Merger Agreement, the Merger and the other transactions contemplated thereby. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock (the “Company Shareholder Approval”). The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; receipt of clearance from the Committee on Foreign Investment in the United States; receipt of other specified regulatory approvals; the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction enjoining or otherwise prohibiting the consummation of the Merger; the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to a material adverse effect qualification); and compliance with the covenants and agreements in the Merger Agreement in all material respects. The closing of the Merger is not subject to a financing condition.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (a) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, (b) not to engage in specified types of transactions during this period unless agreed to in writing by Parent, (c) to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval and (d) subject to certain exceptions, not to withdraw, modify or qualify in a manner adverse to Parent or Merger Subsidiary the recommendation of the Board that the Company’s shareholders approve and adopt the Merger Agreement.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement under specified circumstances to accept an unsolicited superior proposal from a third party. The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent under specified circumstances (including termination by the Company to accept a superior proposal), a termination fee of $134.45 million will be payable by the Company to Parent. The Company termination fee is also payable under certain other specified circumstances, including if Parent terminates the Merger Agreement due to the Board’s change of recommendation in favor of the Merger or the Company’s failure to include the Board’s recommendation in favor of the Merger in the proxy statement. The Merger Agreement also provides that each party to the Merger Agreement may compel the other party or parties thereto to specifically perform its or their obligations under the Merger Agreement. Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by 360 days following November 12, 2016, subject to a 90-day extension under certain circumstances (such date, the “End Date”).

Siemens Support Letter

Pursuant to the Support Letter, dated November 12, 2016, between Siemens Aktiengesellschaft (“Siemens”) and the Company (the “Support Letter”), Siemens has guaranteed the full and complete discharge and performance of all of Parent’s and Merger Subsidiary’s obligations and liabilities pursuant to the Merger Agreement.

Elliott Support Agreement

Pursuant to the Support Agreement, dated November 12, 2016, between Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, “Shareholder”), Parent and the Company (the “Support Agreement”), Shareholder has agreed, among other things, to vote its shares of Company Stock in favor of the adoption of the Merger Agreement, as well as such other matters set forth in the Support Agreement. The Support Agreement also contains a “lock-up” provision that, subject to limited exceptions, prevents Shareholder from transferring its shares of Company Stock until the termination of the Support Agreement in accordance with its terms, the receipt of the Company Shareholder Approval or the time (if any) at which the Board shall have made an Adverse Recommendation Change (as defined in the Merger Agreement). In addition, the Support Agreement provides that Shareholder shall not take any actions that would be inconsistent with the non-solicitation provisions of the Merger Agreement. The Support Agreement terminates upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or the adoption of any amendment to the Merger Agreement that imposes any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration, extends the End Date or decreases the amount or changes the form of the Merger Consideration, or (iii) the End Date.

The foregoing description of the Merger Agreement, the Support Letter and the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Support Letter and the Support Agreement, which are filed as Exhibits 2.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement is attached as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 12, 2016, the Board approved an amendment (the “Bylaw Amendment”) to add a new Article XII to the Company’s Bylaws, which became effective immediately. The Bylaw Amendment added Article XII to the Bylaws which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be a state or federal court located within the state of Oregon.

The foregoing summary of the Bylaw Amendment is qualified in its entirety by the text of the Bylaw Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 14, 2016, the Company and Siemens issued a joint press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished under Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), or otherwise subject to liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated as of November 12, 2016 among Siemens Industry, Inc., Meadowlark Subsidiary Corporation and Mentor Graphics Corporation

10.1	Support Letter between Siemens Aktiengesellschaft and Mentor Graphics Corporation, dated November 12, 2016

10.2	Support Agreement among Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Advisors Inc., Siemens Industry, Inc. and Mentor Graphics Corporation, dated November 12, 2016

3.1	Amendment to the Bylaws of Mentor Graphics Corporation

99.1	Press Release issued November 14, 2016

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Mentor Graphics Corporation, Investor Relations, 8005 SW Boeckman Rd., Wilsonville, OR 97070, 1-503-685-1462.

Participants in Solicitation

The Company and its directors, executive officers and certain employees may be deemed, and Siemens Industry, Inc. and its managing board, officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc. With respect to Siemens Industry, Inc. and its managing board, officers and employees, certain additional information is available and has been prepared in accordance with the German Commercial Code. Information concerning the ownership of the Company’s securities by the Company’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information regarding the names, affiliations and interests of such individuals is available in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and its definitive proxy statement for the 2016 annual meeting of shareholders filed with the SEC on May 18, 2016. Information regarding the Company’s directors, executive officers and certain other employees who may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc., including their respective interests by security holdings or otherwise, also will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents will be available free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com.

Forward Looking Statements

Any statements in this communication about the Company’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, including statements regarding the proposed acquisition of the Company by Siemens Industry, Inc., the expected timetable for completing the transaction, benefits and synergies of the transaction and future opportunities for the combined company that are not historical facts are forward-looking statements. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” and similar expressions, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain the approval of the Company’s shareholders or the failure to satisfy any of the other closing conditions, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction, and (4) the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally. Additional risks relating to the Company and its business are described under Item 1A, “Risk Factors,” in the Company’s periodic filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and its Quarterly Reports on Form 10-Q for the periods ended April 30, 2016 and July 31, 2016. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication and the Company disclaims any obligation to update any such forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: November 14, 2016	By:	/s/ Dean Freed
Dean Freed
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated as of November 12, 2016 among Siemens Industry, Inc., Meadowlark Subsidiary Corporation and Mentor Graphics Corporation

10.1	Support Letter between Siemens Aktiengesellschaft and Mentor Graphics Corporation, dated November 12, 2016

10.2	Support Agreement among Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Advisors Inc., Siemens Industry, Inc. and Mentor Graphics Corporation, dated November 12, 2016

3.1	Amendment to the Bylaws of Mentor Graphics Corporation

99.1	Press Release issued November 14, 2016

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.